Exhibit 99.1

3020 Old Ranch Parkway, Suite 400

Seal Beach, California 90740 USA

562.493.2804   fax: 562.546.0097

www.cleanenergyfuels.com

News Release

Investors Exercise Warrants Adding $150 Million Investment in Clean Energy

— $450-Million Total Investment Commitments in 2011 Support Clean Energy’s

Expanding Natural Gas Fueling Infrastructure in North America —

Seal Beach, Calif. (December 29, 2011) — Focused on supporting natural gas fueling in North America, investors, including Boone Pickens, have invested a total of $150 million in Clean Energy Fuels Corp. (Nasdaq: CLNE), North America’s leading provider of natural gas fuel for transportation.

The investments resulted from the exercise of Mr. Pickens’ warrants to purchase 15 million shares of the company’s common stock at $10 per share. Mr. Pickens purchased 1.5 million shares and transferred the balance to existing investors RRJ Capital, Seatown Holdings and Chesapeake Energy Corporation (NYSE: CHK), as well as Chief Capital LP, an investment vehicle wholly owned by energy investor Trevor Rees-Jones.

“These investments bring the total invested or committed to Clean Energy to $450 million during 2011,” said Andrew J. Littlefair, President and CEO of Clean Energy. “We see this as a tremendous affirmation of both Clean Energy as the leader in natural gas vehicle fueling in America and our America’s Natural Gas Highway initiative that is expanding natural gas fueling infrastructure in cities throughout the country.”

“We have a significant program underway to develop CNG and LNG fueling stations serving fleets in the long-haul, regional and port trucking markets, as well as for solid waste, transit, airport and municipal transportation nationwide,” noted Littlefair.

Currently priced up to $1.50 or more per gallon lower than diesel or gasoline (depending upon local markets), the use of natural gas fuel reduces costs significantly for vehicle and fleet owners, and reduces greenhouse gas emissions up to 30% in light-duty vehicles and 23% in medium to heavy-duty vehicles. Additionally, natural gas is a secure North American energy source with 98% of the natural gas consumed produced in the U.S. and Canada.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

#   #   #

North America’s leader in clean transportation

Clean Energy (Nasdaq: CLNE) is the largest provider of natural gas fuel for transportation in North America and a global leader in the expanding natural gas vehicle market. It has operations in CNG and LNG vehicle fueling, construction and operation of CNG and LNG fueling stations, biomethane production, vehicle conversion and compressor technology.

Clean Energy fuels over 25,200 vehicles at 257 strategic locations across the United States and Canada with a broad customer base in the refuse, transit, trucking, shuttle, taxi, airport and municipal fleet markets. We are building “America’s Natural Gas Highway”, a network comprised initially of more than 100 LNG truck fueling stations connecting major freight trucking corridors across the country. Clean Energy del Peru, a joint venture, fuels vehicles and provides CNG to commercial customers in Peru. We own (70%) and operate a landfill gas facility in Dallas, Texas, that produces renewable natural gas, or biomethane, for delivery in the nation’s gas pipeline network, and we plan to build a second facility in Michigan. We own and operate LNG production plants in Willis, Texas and Boron, Calif. with combined capacity of 260,000 LNG gallons per day and that are designed to expand to 340,000 LNG gallons per day as demand increases. NorthStar, a wholly owned subsidiary, is the recognized leader in LNG/LCNG (liquefied to compressed natural gas) fueling system technologies and station construction and operations. BAF Technologies, Inc., a wholly owned subsidiary, is a leading provider of natural gas vehicle systems and conversions for taxis, vans, pick-up trucks and shuttle buses. IMW Industries, Ltd., a wholly owned subsidiary based in Canada, is a leading supplier of compressed natural gas equipment for vehicle fueling and industrial applications with more than 1,200 installations in 24 countries. For more information, visit www.cleanenergyfuels.com

Forward-Looking Statements — This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, including statements about the growth of the natural gas vehicle market and demand for natural gas as a vehicle fuel and the potential for a natural gas highway system. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including, but not limited to, permitting or other delays encountered during the construction of natural gas fueling stations, including those stations for the natural gas highway system, the performance, availability and price of natural gas vehicles relative to gasoline and diesel vehicles and the price per gallon of natural gas relative to gasoline and diesel. The forward-looking statements made herein speak only as of the date of this press release and, unless otherwise required by law, the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Additionally, the reports and other documents the Company files with the SEC (available at www.sec.gov) contain risk factors, which may cause actual results to differ materially from the forward-looking statements contained in this news release.

Contacts

News Media

Bruce Russell, 310/559-4955 x101

brussell@cleanenergyfuels.com

Investors

Ina McGuinness, 805/427-1372

ina@mcguinnessir.com